Exhibit 99.1

ARCHON CORPORATION

PRESS RELEASE

Las Vegas, Nevada – PR Newswire – December 30, 2008

Archon Corporation (the “Company”) today announced it intends to engage in open market purchases of its own common stock commencing January 5, 2009 and continuing on various dates thereafter until it has purchased up to 5.00%, or 319,539 shares of Company common stock or until the Company earlier announces the cessation of its open market purchase program in any appropriate form.

The Company intends to adhere to Rule 10b-18 as clarified by Release 33-8335 in conducting these open market purchases. This Rule and Release restrict the Company’s manner, price and amount of acquiring its own common stock and also require that the Company periodically account for such purchases in tabular form in a chart to be included in its Series 10 filings (Report on Forms 10-K and 10-Q).

The purpose of these open market purchases is to utilize available and surplus cash to make open market purchases of its common stock at current highly favorable trading prices. In light of current economic conditions, and the low prevailing rates of interest on deposits, the Company believes this use of available funds is in the Company’s interest.

The open market purchases are intended to be voluntary and there are no assurances that the Company will actually purchase all or any of its common shares noted.

The Company has surplus funds and does not anticipate the need for borrowed funds to effect the open market purchases of its own common stock.

For additional information please contact David Lowden at (702) 987-1882.